Exhibit 10.9

Summary of Compensation for Nonemployee Directors of
The Scotts Miracle-Gro Company
Effective as of January 23, 2023
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At the meeting of the Board of Directors (the “Board”) of The Scotts Miracle-Gro Company (the “Company”) held on January 23, 2023, the Board approved the recommendations of the Nominating and Governance Committee of the Board (the “Committee”) with respect to compensation for the calendar year for nonemployee members of the Board (“Nonemployee Directors”) and the Lead Independent Director of the Company. The compensation approved by the Board is described below.

Annual Cash Retainer; Reimbursement of Expenses

Each of the Nonemployee Directors is normally paid an annual cash retainer in the amount of $115,000 that is paid on a quarterly basis in February, April, July and October. However, for calendar 2023, the Nonemployee Directors received a special grant of restricted stock units in lieu of the normal cash retainer (the “Special RSU Grant”). The Special RSU Grant was made on February 3, 2023, and the underlying shares and the related dividend equivalent units were vested and settled ratably in February, April, July and October 2023. For calendar 2023, the Nonemployee Directors had the option to elect, in advance, to either receive the underlying shares related to the Special RSU Grant in calendar 2023 or defer payout of the underlying vested shares until on or after January 31, 2026. Nonemployee Directors receive reimbursement of all reasonable travel and other expenses associated with attending Board and Board committee meetings.

Restricted Stock Units

Shortly following each of the Company’s annual meetings: (a) each Nonemployee Director will be granted restricted stock units having a grant date value of $210,000, with no additional restricted stock units awarded for serving as Board committee chairs or members; and (b) the Lead Independent Director will be granted additional restricted stock units having a grant date value of $50,000. The number of restricted stock units (and related dividend equivalents) granted to each Nonemployee Director will be calculated by dividing the aggregate value of restricted stock units to be granted to such Nonemployee Director by the closing price of the Company’s common shares on the grant date and rounding any resulting fractional restricted stock unit up to the next whole restricted stock unit.

The restricted stock units (and related dividend equivalents) will be granted under The Scotts Miracle-Gro Company Long-Term Incentive Plan (Effective as of January 23, 2023) (the “2023 Plan”). Each whole restricted stock unit represents the right to receive one full common share of the Company at the time and in the manner described in the Restricted Stock Unit Award Agreement for Nonemployee Directors (with Related Dividend Equivalents) evidencing the award. Each dividend equivalent represents the right to receive additional restricted stock units (rounded to the nearest whole restricted stock unit) in respect of dividends that are declared and paid during the period beginning on the grant date and ending on the settlement date with respect to the common shares of the Company represented by the related restricted stock units.

The restricted stock units, other than the Special RSU Grant, including any restricted stock units received in respect of dividend equivalents on or prior to the vesting date, will generally become 100%

vested on the first anniversary of the grant date (the “Vesting Date”). Any restricted stock units received in respect of dividend equivalents following the vesting date will be 100% vested on the date they are credited to the Nonemployee Director. If a Nonemployee Director ceases to be a member of the Board as a result of their death or becoming totally disabled, then all of the Nonemployee Director’s restricted stock units (and related dividend equivalents) will become 100% vested as of the date the Nonemployee Director’s service on the Board terminates. If a Nonemployee Director ceases to be a member of the Board prior to the Vesting Date for any reason other than a change in control of the Company (except as provided above for death or disability), the Nonemployee Director’s restricted stock units (and related dividend equivalents) will be immediately forfeited.

Subject to the terms of the 2023 Plan, vested restricted stock units (and related dividend equivalents) will be settled in a lump sum as soon as administratively practicable following the earliest to occur of (a) termination, (b) death, (c) disability, or (d) the third anniversary of the grant date; unless the Nonemployee Director elected, in advance, to defer settlement of the restricted stock units to a later date. Whole restricted stock units (and related dividend equivalents) will be settled in full common shares of the Company and any fractional restricted stock units will be settled in cash, determined based on the fair market value of a common share of the Company on the settlement date.

If there is a Change in Control (as defined in the 2023 Plan), each Nonemployee Director’s restricted stock units (and related dividend equivalents) will become 100% vested on the date of the Change in Control and will be settled within 30-days of the Change in Control.

For more information about the restricted stock units (and related dividend equivalents) granted to the Nonemployee Directors, please refer to: (a) the Form of 2023 Special RSU Award Agreement for Nonemployee Directors (with Related Dividend Equivalents) that is included as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed January 27, 2023; (b) the Form of Standard Restricted Stock Unit Award Agreement for Nonemployee Directors (with Related Dividend Equivalents) that is included as an exhibit to the Company’s Annual Report on Form 10-K; and (c) the 2023 Plan that is included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed January 27, 2023.